Exhibit 99.1

ESI Shareholders Approve Merger Agreement with MKS Instruments, Inc.

PORTLAND, Ore., January 10, 2019 -- Electro Scientific Industries, Inc. (NASDAQ: ESIO), an innovator in laser-based manufacturing solutions for the micro-machining industry, announced that at a Special Meeting of Shareholders held earlier today, ESI shareholders voted to approve the previously announced definitive merger agreement with MKS Instruments, Inc. (NASDAQ: MKSI).

Upon consummation of the transaction, ESI shareholders will receive $30.00 per share, in cash, for a total of approximately $1 billion. All necessary regulatory and shareholder approvals are now complete, and subject to the satisfaction of certain remaining customary closing conditions, the transaction is expected to close in early February 2019. Upon the closing of the transaction, trading of ESI’s shares on NASDAQ will cease.

About ESI, Inc.

ESI enables our customers to commercialize technology using precision laser processes. ESI’s solutions produce the industry’s highest quality and throughput and target the lowest total cost of ownership. ESI is headquartered in Portland, Oregon, with global operations and subsidiaries in Asia, Europe and North America. More information is available at www.esi.com.

Cautionary Note Regarding Forward-Looking Statements

This communication, and any documents to which ESI refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent ESI’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction. Without limiting the foregoing, the words “expects,” “may,” “will,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect ESI’s business and the price of the common stock of ESI, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on ESI’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from ESI’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, and (ix) other risks described in ESI’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, ESI does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

Contact

Erica Mannion or Michael Funari
Sapphire Investor Relations, LLC
617-542-6180
investorrelations@esi.com

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